Exhibit 8.1

[McDonald Hopkins LLC Letterhead]

December 19, 2008

Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio 43215

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinions as to certain U.S. federal income tax matters pertaining to Glimcher Realty Trust, a Maryland real estate investment trust (“Glimcher”), in connection with the shelf registration by Glimcher of $400,000,000 of its securities pursuant to a registration statement on Form S–3 (the “Registration Statement”) as filed on August 29, 2008 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.  All capitalized terms used herein but not defined shall have the meanings ascribed to them in the Registration Statement.

In rendering the opinions expressed herein, we have examined and relied on the following items:

1.	The Registration Statement and all amendments to date;

2.
Glimcher’s Amended and Restated Declaration of Trust dated as of November 1, 1993, as amended by Articles of Amendment filed December 23, 1994 and August 23, 1996, and the Amendment of Declaration of Trust filed July 28, 1997;

3.
Articles Supplementary (dated November 26, 1996, November 14, 1997, December 3, 1997, June 4, 1998, March 10, 1999, August 20, 2003 and February 19, 2004) designating additional classes of Glimcher shares;

4.	Glimcher’s Amended and Restated Bylaws, as adopted December 7, 2007;

Glimcher Realty Trust	December 19, 2008

5.	The Glimcher Properties Limited Partnership (the “Operating Partnership”) Limited Partnership Agreement, as adopted November 30, 1993, as amended;

6.	The Officer’s Certificate dated as of the date hereof, provided to us by Glimcher (the “Officer’s Certificate”); and

7.	Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this opinion letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents submitted to us are authentic original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine and each party executing each such document had the proper authority and capacity to execute each such document, (iii) all information, representations and statements contained or set forth in such documents are true and correct, (iv) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, and (v) Glimcher, the Operating Partnership and the Subsidiary Partnerships (as defined in the Officer’s Certificate) at all times will be organized and operated in accordance with their organizational documents and as set forth in the Officer’s Certificate and the Registration Statement.

For purposes of rendering the opinions expressed herein, we have also assumed, with your consent, (i) the accuracy of the representations contained in the Officer’s Certificate, including those relating to the ownership and operation of Glimcher, the Operating Partnership, and the Subsidiary Partnerships, (ii) that each representation in the Officer’s Certificate made “to the knowledge of” or similarly qualified is correct and accurate and complete without regard to such qualification, and (iii) no action has been or will be taken by Glimcher that is inconsistent with Glimcher’s qualification as a REIT for any period prior or subsequent to the date hereof.

Based upon and subject to the foregoing, and limited by the assumptions and qualifications set forth herein, we are of the following opinions:

1.	Commencing with its taxable year ended 1994, Glimcher has been organized and has operated in a manner so as to qualify for taxation as a REIT under the Code;

2.
Glimcher has been organized and has operated in a manner, as described in the Registration Statement and as represented by Glimcher in the Officer’s Certificate, so as to remain qualified for taxation as a REIT under the Code; and

3.
The statements contained in the Registration Statement under the caption “United States Federal Income Taxation of Company” fairly summarize the U.S. federal income tax law that is likely to be material to an investor of Glimcher.

Glimcher Realty Trust	December 19, 2008

The foregoing opinions are given as of the date hereof and are based on current provisions of the Code, Treasury Regulations, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling).  These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions.  This opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

The opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above.  Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein.  Furthermore, Glimcher’s qualification as a REIT depends upon Glimcher’s ability to meet for each taxable year, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership.  We have not undertaken, and will not undertake, to review Glimcher’s compliance with these requirements for any period or on a continuing basis.  Accordingly, no assurance can be given that the actual results of Glimcher’s operations for any single taxable year will satisfy any such requirements.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, in connection with the opinions rendered herein, we have relied upon the correctness of the factual representations contained in the Officer’s Certificate and we have not undertaken an independent investigation of all of the facts referred to in this opinion letter or the Officer’s Certificate.

The opinions set forth in this opinion letter are: (i) limited to those U.S. federal income tax matters expressly covered herein and no opinion is to be implied in respect of any other matter, and (ii) rendered by us at the request of Glimcher solely for the benefit of Glimcher.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact after the date hereof that might change the opinions expressed herein.

Glimcher Realty Trust	December 19, 2008

We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement and to the references therein to us.  In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very Truly Yours,

/s/ McDonald Hopkins LLC

McDonald Hopkins LLC